EXHIBIT 10.63

                     [Letterhead of Techniclone Corporation]
                               September 27, 1999


Dr. Terrence Chew
Vice President, Clinical and Regulatory Affairs
Techniclone Corporation
14282 Franklin Avenue
Tustin, California  92780


Dear Dr. Chew:

         Techniclone Corporation, for itself, its successors and assigns (collectively, the "COMPANY") considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel in a period of uncertainty regarding the business climate surrounding Company's future. In this regard, the Board of Directors of the Company (the "BOARD") recognizes that the possibility of a Change in Control (as defined below) of the Company's ownership exists and that such possibility, and the uncertainty and questions which it necessarily raises among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders in this period when their undivided attention and commitment to the best interests of the Company and its shareholders are particularly important.

         Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company. This Agreement is not intended to alter materially the compensation and benefits that you could reasonably expect in the absence of a Change in Control of the Company and, accordingly, this Agreement, though taking effect upon execution hereof, will be operative only upon a Change in Control of the Company.

                      In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the benefits set forth in this letter agreement (the "AGREEMENT") in the event you are involuntarily or constructively terminated from your position with the Company at any time during a two year period (a "TERMINATION") following the date of a Change in Control of the Company (as defined in SECTION 2 hereof) under the circumstances described below. For the purposes of this Agreement, involuntary or constructive Termination shall include, without limitation:

         (i) a reduction by the Company in your base salary, bonus computation or title, or a substantial reduction in your responsibilities as in effect immediately prior to the Change in Control or as the same may be increased from time to time or a change in employment conditions deemed by you to be materially adverse from those in effect immediately prior to the Change in Control;

Dr. Terrence Chew
September 27, 1999
Page 2

         (ii) a failure by the Company to continue any bonus plans in effect as of the date of a Change in Control (the "BONUS PLANS") or a failure by the Company to continue you as a participant in the Bonus Plans on at least the same basis as you presently participate in accordance with the Bonus Plans as of the date immediately prior to the Change in Control;

         (iii) without your express written consent, the Company's requiring you to be based anywhere other than within 25 miles of your present office location, except for required travel on the Company's business to an extent substantially consistent with your recent business travel obligations;

         (iv) the failure by the Company to continue in effect any stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which you are participating at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits), or the taking of any action by the Company which would materially and adversely affect your participation in or materially reduce your benefits under any of such plans;

         (v) the taking of any action by the Company which would deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect on the date of the Change in Control;

         (vi) the failure by the Company to obtain the assumption or the agreement to perform this Agreement by any successor of the Company; and

         (vii)    any other involuntary Termination; and

none of the actions causing such Termination (including, without limitation, those in the foregoing paragraphs (i) through (vii) above) is a result of (a) an act or acts of dishonesty by you constituting a felony for which you are convicted concerning your personal enrichment at the Company's expense, or (b) refusal by you (except by reason of incapacity due to illness or accident) to comply with the provisions of any confidentiality agreement between you and the Company.

         1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through September 27, 2001. At the end of each full two year term of this Agreement, this Agreement shall be automatically renewed for an additional two year period, unless the Company, at its sole and absolute discretion, notifies you of nonrenewal, such notice to be delivered in writing at least ninety (90) days prior to the end of the two year period. Upon notice of nonrenewal, you will be entitled to the protection afforded under this Agreement for the remaining term of this Agreement.

Dr. Terrence Chew
September 27, 1999
Page 3

         2. CHANGE IN CONTROL. All benefits set forth hereunder shall be payable to you in the event (i) a Change in Control of the Company (as defined below) shall take place during the term of this Agreement, and (ii) a Termination shall occur at any time within the two year period immediately following the Change in Control. For purposes of this Agreement a Change in Control of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if
(i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding voting securities; (ii) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; (iii) the primary business or businesses of the Company for which your services are principally performed are disposed of by the Company pursuant to a liquidation of the Company, a sale of substantially all the assets (including stock of a subsidiary) of the Company or such primary business, or otherwise; or (iv) during any period of two (2) consecutive years during the term of this Agreement, individuals who, at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

         3. COMPENSATION FOLLOWING TERMINATION.

                  (a) Subject to the terms and conditions of this Agreement, after a Change in Control of the Company which occurs during the term of this Agreement, followed by your termination of employment at any time during the two-year period immediately following the Change in Control, and if such termination is a "Termination" as defined above, you shall be entitled to (A) a lump sum payment, within fifteen (15) days following your Termination, in an amount equal to one (1.0) times the highest annual level of total cash compensation (including any and all bonus amounts) paid to you by the Company (as reported on Form W-2) during the three calendar years ended immediately prior to your Termination, (B) the immediate vesting of all previously granted but unvested stock options to acquire securities from the Company and outstanding on the date of the Termination, and (C) continuing health coverage for a period of twelve (12) months, at a level commensurate with that which you enjoyed with the Company immediately prior to such Change in Control.

Dr. Terrence Chew
September 27, 1999
Page 4

(b) You shall not be required to mitigate the amount of any payment provided for in this SECTION 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this SECTION 3 be reduced by any amounts to which you shall be entitled by law (nor shall payment hereunder be deemed in lieu of such amounts), any compensation earned by you as the result of employment by another employer or by retirement benefits after the date of Termination or voluntary termination, or otherwise, PROVIDED, HOWEVER, without otherwise diminishing your rights, any benefits or amounts payable hereunder, any amount payable under this SECTION 3 shall be reduced by the amount of any severance payment to which you may be entitled under any agreement of employment with the Company which is payable as a result of your termination of employment with the Company and, PROVIDED FURTHER, you shall first look to any such other agreement providing for payment upon your termination of employment with the Company prior to payment hereunder.

         4. TAX TREATMENT. It is the intention that no portion of the payment made under Section 3 hereof (the "TERMINATION PAYMENT") or any other payment under this Agreement, or payments to or for your benefit under any other agreement or plan be deemed to be an excess parachute payment as defined in
Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of the Termination Payment and any other payment to or for your benefit in the nature of compensation, receipt of which is contingent on the Change in Control of the Company, and to which Section 280G of the Code or any successor provision thereto applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar less than the maximum amount which you may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision or which the Company may pay without loss of deduction under Section 280G of the Code or any successor provision. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) the Code or any successor provision.

         Within six (6) days following delivery of written notice by the Company to you of the Company's belief that there is a payment due or benefit due which will result in an excess parachute payment as defined in Section 280G of the Code or any successor provision, the Company and you, at the Company's expense, shall obtain the opinion of legal counsel and certified public accountants, as the Company and you may mutually agree upon, which opinions need not be unqualified, which sets forth (i) the amount of your Base Period Income, as defined in Section 280G of the Code, (ii) the present value of Total Payments, and (iii) the amount and present value of any excess parachute payments.

         In the event such opinions determine that there would be an excess parachute payment, the Termination Payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be reduced or eliminated in the following order: (i) by the amount of any options to purchase shares of the Company's capital stock which have had their vesting rights accelerated hereunder, and then (ii) by the amount of any cash received hereunder, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this Section, including the calculations, notices, and opinions provided for herein shall be based upon the conclusive presumption that (X) the compensation and benefits

Dr. Terrence Chew
September 27, 1999
Page 5

provided herein and (Y) any other compensation, including but not limited to any accrued benefits, earned by you prior to the Change in Control of the Company pursuant to the Company's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control of the Company, is reasonable, provided, however, that in the event such legal counsel so requests in connection with the
Section 280G opinion required by this Section, the Company and you shall obtain, at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by you. In the event that the provisions of Sections 280G and 4999 of the Code or any successor provision are repealed without succession this Section shall be of no further force or effect.

         5. SUCCESSORS; BINDING AGREEMENT.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to you compensation from the Company in the same amount and on the same terms as you would be entitled hereunder following a Change in Control of the Company coupled with a Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which you shall receive such compensation from the Company. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devises, legatee or other designee or, if there is no such designee to your estate.

         6. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

Dr. Terrence Chew
September 27, 1999
Page 6

         7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

         8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings relating to the subject matter hereof.

         11. HEADINGS. The headings of the Articles and Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         12. SEVERABILITY. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions with provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

         13. ATTORNEYS' FEES. In the event any party to this Agreement initiates any action, suit, motion, application, arbitration or other proceeding which concerns the interpretation or enforcement of this Agreement, the prevailing party in such action, suit, motion, application, arbitration or other proceeding, or judgment creditor, shall be entitled to recover its costs and attorneys' fees from the nonprevailing party or judgment debtor, including costs and fees on appeal, if any.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                        Sincerely,


                                        TECHNICLONE CORPORATION
                                        a Delaware corporation


                                        By: /s/ Larry O. Bymaster
                                           -------------------------------------
                                            Larry O. Bymaster, President and
                                            Chief Executive Officer


AGREED TO THIS 27th
day of September, 1999


/s/ Terrence Chew
----------------------------------
    Dr. Terrence Chew





Approved by the Board of Directors of Techniclone Corporation on September 27, 1999.